EXHIBIT 23


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Penril DataComm Networks, Inc.'s Registration Statement No. 33-64437 on Form S-3, Registration Statement No. 33-64439 on Form S-3, Registration Statement No. 33-31824 on Form S-3, Registration Statement No. 33-40216 on Form S-8, Registration Statement No. 33-40217 on Form S-3, Registration Statement No. 33-40218 on Form S-8, Registration Statement No. 33-87180 on Form S-3, and Restration Statement No.333-04901 on Form S-8 of our report dated September 6, 1996 (September 20, 1996 as to the sixth and ninth paragraphs of Note 7), appearing in this Annual Report on Form 10-K of Penril DataComm Networks, Inc. for the year ended July 31, 1996.


\s\Deloitte & Touche, LLP
-------------------------

Washington, DC
October 7, 1996